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

Company Logo                                        1999 Letter to Stockholders

Dear Stockholders:

This past year has seen continuing acceptance of ECD's proprietary products and technology by both industry and customers. We are commercializing these technologies and products, building on investments in our inventions over the years, to bring forth products for everyday use.

ECD, an energy and information company, has three core product areas:

-  Information technology
-  Energy generation
-  Energy storage

These core product areas are all based on the company's proprietary atomic engineered, amorphous and disordered materials. The material base supports the following lines of business:

-  Phase-Change Optical Memory - rewritable CD and DVD products
-  Electronic Memory and Switches - Ovonic Unified Memory (Ovonyx)
-  Photovoltaics - Ovonic Uni-Solar(R) products
-  Batteries - Ovonic nickel metal-hydride batteries
-  Hydrogen Storage - Ovonic solid hydrogen storage systems
-  Protective Coatings - optical and barrier films

An important complementary business is our Production Technology and Machine Building Division, which designs and builds many of the special machines used by ECD and its joint ventures and licensees to manufacture products. Information about ECD's products can be found in our current Technology and Products brochure, first published and distributed in December 1998. Additional copies are available from ECD, and you also can visit our website at www.ovonic.com.

This year, as we did last year, we will look at each of our lines of business and discuss the past year's activities and our progress toward commercialization.


Ovonics
--------------------------------------------------------------------------------
Energy Conversion Devices, Inc.                  Telephone: 248.280.1900
1675 West Maple Road                             Fax: 248-280-1456
Troy, MI 48084                                   e-mail: ovonic@aol.com
USA                                              www.ovonic.com

Information Technology - Optical Memory

Rewritable compact and digital versatile disks continued to gain customer acceptance, and both showed significant market growth. ECD originated phase-change optical memory and has licensed this technology to leading electronic and computer companies, including Sony, Matsushita/Panasonic and Toshiba. In March 1999, ECD granted a nonexclusive license to Ricoh of Tokyo, Japan, the world's major manufacturer of rewritable compact disks. In all, 13 companies now are licensees of ECD's phase-change technology.

Phase-change refers to the ability of amorphous (disordered, noncrystalline) material to be changed to an ordered crystalline state by optical or electrical means and reversed by the same process. This allows for recording and playback using digital media, much like a typical tape recorder. Phase-change rewritable technology is used in PD, CD-RW, DVD-RAM and DVD-RW disks.

Currently, ECD is exploring the possibility of forming a joint venture with a major manufacturer to produce rewritable optical disks using the ECD microwave deposition process. This is a high-speed, roll-to-roll manufacturing process that potentially will reduce total cost. More information will be available as we move forward with this project.


Information Technology - Electronic Memory and Switches

Ovonyx, Inc. (Ovonyx), a joint venture between ECD and Tyler Lowrey, a world-recognized authority in semiconductor memory technology, and former vice chairman and chief technology officer of Micron Technology, Inc. in Boise, Idaho, was formed in January 1999 to commercialize Ovonic Unified Memory (OUM). OUM is a unique, thin-film, nonvolatile, solid-state memory that offers key competitive advantages for the microelectronic memory and embedded logic marketplace in terms of cost, performance and scaling over conventional solutions, solving some of the basic problems that semiconductors face.

In November 1999, Ovonyx announced that it entered into a royalty-bearing agreement with Lockheed Martin Space Electronics and Communications in Manassas, Virginia, to commercialize OUM technology to replace Flash, DRAM, FPGAs (Field Programmable Gate Arrays) and other electronic devices in radiation-hardened space and military applications. The joint development and technology-transfer program that already is underway with Lockheed Martin is a first step in our plan to introduce this advanced technology, which offers significantly faster write and erase speeds, along with higher information density and cycling endurance than conventional flash memory.

The next step in our plan to introduce this technology also is underway with a major producer of semiconductor devices. A joint development program is being proposed which will combine technical teams from both companies working together at the producer's facilities. Ovonyx technology is proposed to be transferred under a license agreement, and process technology will be developed to integrate it into the current silicon fabrication process. At such time as all agreements are finalized, additional information will be released.

Energy Generation - Photovoltaics

Since the 1970s, ECD's Photovoltaic Division has developed the materials and technology essential to allow a shift to solar energy, making photovoltaics (PV)
- the direct conversion of sunlight into electricity - viable for large-scale terrestrial, telecommunications and space applications. Additional information about ECD's Ovonic photovoltaic technology and its Uni-Solar products manufactured by our joint venture - United Solar Systems Corp. (United Solar) - is contained in our Technology and Products brochure.

During the year, United Solar operated its 5 megawatt (MW) plant in Troy, Michigan, with higher product throughput as our Ovonic Uni-Solar products continued to gain customer acceptance. The final assembly plant in Tijuana, Mexico, also reached new highs in plant efficiency and production output. Product sales were up 42 percent over 1998, the third year of double-digit sales increases. Our emphasis on solar shingles and standing seam solar roofing materials is gaining widespread attention.

The next step will be a 25 MW capacity machine to facilitate more cost-effective production and meet market demand. During the year, the design of this machine was refined, and we are in the process of arranging the financing and planning for the manufacture of the machine. The 25 MW machine is an important step towards a 100 MW capacity machine that will help us reach our goal of making photovoltaics economically competitive with fossil fuels in the production of electric power.

The rapidly growing demand for telecommunication services is increasing the need for lightweight, low-cost solar panels for use on low-earth orbit satellites
(LEOS). During the year, several discussions were held with major companies involved in producing satellites and satellite components.

United Solar space PV products were developed to offer an ultralight, low-cost alternative to conventional space PV modules. The company's thin-film PV material dramatically exceeds the power density requirement of 100 W/kg and is well within the target cost of $30 to $60/Watt established by the telecommunications industry. In addition, laboratory testing has shown that United Solar's PV products are radiation-hard and have superior performance at the high temperatures encountered in space.

The lightweight space solar modules installed on the MIR Space Station in November 1998 continue to perform flawlessly. The modules began providing telemetric data shortly after installation, confirming their expected performance from earth-based space simulation tests, and data are being received continuously. It is anticipated that data transmission will continue for as long as MIR remains in orbit.

Stan Ovshinsky was awarded the Karl W. Boer Solar Energy Medal of Merit by the International Solar Energy Society.


Energy Storage - NiMH Batteries

The market for small, consumer-type nickel metal-hydride (NiMH) batteries continues to grow with sales of approximately $800 million in 1998. All significant manufacturers of consumer batteries are under license from ECD's subsidiary, Ovonic Battery Company, Inc. (Ovonic Battery). Numerous product tests have proven that rechargeable NiMH batteries offer consumers the best economic value compared to alkaline, NiCad or lithium batteries. For example, according to published photographic magazine test reports, four NiMH rechargeable batteries are equivalent to 2,000 disposable alkaline batteries when used to power the new digital cameras that are becoming so popular.

In previous letters to shareholders, we have described the superior range and performance results obtained with Ovonic NiMH batteries installed in various electric vehicles. This year, a General Motors EV1 equipped with first generation GM Ovonic NiMH batteries - produced by our joint venture with General Motors, GM Ovonic L.L.C. - surpassed all targets for range and demonstrated the highest mileage on a single charge of any electric vehicle ever tested by the U.S. Department of Energy (DOE) to date (see the following table).


Driving Condition                           DOE Target         Actual
--------------------------------------------------------------------------------
Constant speed range @ 45 mph               60 miles         220.7 miles

Constant speed range @ 60 mph               60 miles         160.6 miles

City driving cycle range                    60 miles         140.3 miles

Max. speed @ 50% SOC* at one mile           70 mph            79.6 mph**

Recharge time                                8 hours           6.9 hours

Acceleration 0 to 50 mph 50% SOC            13.5 seconds       7.9 seconds

--------------------------------------------------------------------------------
*  State of Charge
** Vehicle top speed limited to approximately 80 mph; vehicle has set a closed course speed record of 183 mph without limiter and other modifications

There is significant interest in electric vehicles, especially in overseas markets. Several major cities in Europe already have or are planning to restrict vehicle traffic in city centers, causing people to consider alternate transportation. In May 1999, ECD formed a joint venture with EV Global, a Lee Iacocca company, and Unique Mobility (UQM), an electric motor and controller company that is headquartered in Golden, Colorado. The joint venture, formerly known as Unique Mobility Europa GmbH, is headquartered in Mittweida near Leipzig, State of Saxony, Germany. The initial product plan for electric vehicles envisions a two-passenger cargo van and a six-passenger commuter van using UQM's motor and controller and Ovonic NiMH batteries. Some of the early design concept work was done by a German company, Transport-Systemetechnik, AG (Trapos). During the year, financial and business difficulties caused Trapos to cease operations, thereby delaying the project; all relations with Trapos have terminated. Our current van was designed in cooperation with Storz Design of Zell am See, Austria, and body and chassis engineering is being done in cooperation with Design and Concept Engineering of Bosau, Germany.

During December 1999, the original partnership company (GmbH) was restructured as a public company (AG) and renamed Innovative Transportation Systems, AG, or ITS AG. The "InnoVan" name is registered in Germany and exclusive to our vehicle. We expect to begin prototype construction during the first calendar quarter of 2000 so we can begin to demonstrate the van to increase investor interest.

In August 1999, Ovonic Battery signed historic agreements with Rare Earth High-Tech Co. Ltd. of Baotou Steel Company, Inner Mongolia, China, for several major NiMH battery projects. The total project has a potential value of $100 million. The initial discussions were started with Baotou Steel more than a year ago. Rare Earth High-Tech, the first rare-earth company to be listed on the Chinese Stock Exchange, is the largest producer of rare-earth elements in China and a supplier of these materials to more than 50 countries worldwide. It is the principal supplier of rare-earth materials to NiMH battery makers around the world.

Completion of the financing arrangements will allow us to begin the launch of the first phase of these projects. In addition to licensing advanced NiMH battery technology to Rare Earth High-Tech, the agreements include the manufacture of hydrogen storage alloy powders, advanced Ovonic nickel hydroxide materials and production equipment for NiMH batteries. It is interesting to note that after extensive review of all the major manufacturers of NiMH batteries, Rare Earth High-Tech selected Ovonic Battery to be its partner in these projects based upon Ovonic Battery's leadership position in NiMH technology.

Energy Storage - Ovonic Solid Hydrogen Storage Systems

One of our newest lines of business can be traced back to the earliest days of ECD - hydrogen storage as a solid in thermal hydride materials. In 1981, our Report to Shareholders summarized the early developments and discussed "Hydrogen, the Fuel of the Future." In our most recent Product and Technology brochure, a discussion of thermal hydride products can be found on page 24. Hydrogen is the fuel of the future!

During 1999, interest in fuel cells for automotive and distributed power - both residential and industrial - increased dramatically. A number of media reports covered announcements of several automaker programs aimed at having production-intent fuel cell vehicles available by 2004. Several fuel cell manufacturers announced the availability of fuel cells with a wide range of electrical outputs. All of these activities need hydrogen as a fuel. For automotive applications, solid hydrogen storage is a safe, compact, low pressure, high density, lower system cost alternative to gaseous or liquid hydrogen storage.

Mid-year, ECD signed a Memorandum of Understanding with Shell Hydrogen, a unit of the Royal Dutch/Shell Group, to explore the establishment of a joint venture to further develop and commercialize ECD's proprietary solid hydride storage technology. Shell Hydrogen will provide refueling and distribution expertise. Ongoing development has led to new special Ovonic proprietary alloys that
                                                o
store hydrogen in a solid state of 7 wt.% at 300 C desorption temperature and can be charged in under two and one-half minutes, solving the fundamental problem not only of storage but also kinetics and infrastructure. This means the volume of hydrogen to drive a vehicle 350 miles can be stored as a solid in about 20 percent of the system volume required if the hydrogen were stored in a high pressure gaseous system. Solid storage systems are much simpler than cryogenic systems required to store hydrogen as a liquid. Shell Hydrogen has been pleased with our progress, and we are presenting initial results and technical data to the world's automakers. The Ovonic solid hydrogen storage system provides automakers with an alternative to onboard reforming of natural gas or methanol to obtain hydrogen. It is an enabling technology that may help speed the transition to hydrogen fuels. Hydrogen, the ultimate fuel, contains no carbon and emits no pollution, with water vapor as its only combustion product. It solves the problem of hydrocarbon fuel combustion affecting climate change. There will be more information as events unfold in the months ahead.

ECD's Financial Results and Assets

1999 continued the trend of increasing revenues and reducing total losses. We still have much to accomplish, but we are pleased with our progress. During the year, we continued to leverage our position with strategic investments in products and technology designed to support our development programs. These investments are showing results as major companies continue to seek out leading-edge enabling ECD technology.

In prior letters and reports to shareholders, we have noted that ECD's balance sheet does not reflect the value of our most important assets. Our more than 350 U.S. patents, more than 800 corresponding foreign patents and our joint ventures are not carried at any significant value on our balance sheet.

Patents/Intellectual Property:    353 United States, 864 Foreign


Joint Ventures and Subsidiary:

   United Solar                     ECD's joint venture partner invested $58MM+
   (49.98% owned by ECD)            for its 49.98% interest


   GM Ovonic                        GM has invested $60MM for its 60% interest
   (40% owned by Ovonic Battery)


   Sovlux                           KVANT & Minatom invested $15MM+ for their
   (50% owned by ECD)               50% interest


   Ovonic Battery Company           20+ licensees
   (91.4% owned by ECD)             Sanyo, Sanoh and Honda each purchased an
                                    interest in Ovonic Battery which values the Ovonic Battery Company at approximately
                                    $150MM


Capital Equipment:                  Replacement value is $15MM+


Tax Loss Carryforwards:             $42MM in reduction of future income taxes

An article in the November 1999 issue of The Economist noted how this practice, required under Generally Accepted Accounting Principles, can dramatically alter expectations. For example, over the years corporate investment in computer software was treated as an expense. Treating software as an investment accounts for about one-half of the productivity gain experienced by the U.S. in recent years as opposed to "zero" when expensed! The U.S. Department of Commerce has finally come to understand what was helping to drive productivity (if software was helping to improve efficiency and reduce errors, it probably increased productivity but productivity gains were nowhere to be found in financial statements), but conventional accounting doctrine and the Internal Revenue Service still treat it as an "expense." We are certain that our shareholders agree with the Commerce Department assessment -- money spent to develop technologies and improve efficiency are investments of enormous value to businesses and ECD.

ECD's three-pronged commercialization strategy continues to be:

- Joint venture and business alliances that provide a leadership role for ECD in growth markets

-  Licensing ECD products to provide a royalty revenue stream

-  Building ECD's manufacturing base to bring materials and products to market


ECD Investor Relations

During the year, ECD management met with several investor groups to present the ECD story. Investor groups regularly visit ECD in Troy, Michigan, and we are always more than pleased to present our technologies and vision of the future to all who are interested. We plan to continue our outreach program in an effort to expand our investor base.

The ECD website has been expanded, and "Ovonics On-Line" has been introduced with the first article covering our hydrogen technologies. Ovonics On-Line will be updated and will present new information each quarter.

Management will continue its efforts to increase investor awareness in 2000.

In Closing

This past year has been one of significant change for ECD as our technologies, developed over the years (listed below), have moved to the forefront with major industrial companies seeking to use them:

-  The next step in memory devices, the Ovonic Unified Memory (Ovonyx)

- Ovonic ultralight photovoltaic materials for the satellite communications industry

-  Even greater acceptance of our enabling proprietary NiMH battery technology

-  Our "game-changing" Ovonic solid storage hydrogen system technology

Climate change issues and pollution now have realistic solutions through ECD's contributions.

Acceptance of these technologies is due to the dedication and hard work of our talented colleagues and employees. We are proud of our strong management team, which has years of both business and technical experience. We also appreciate the efforts of our board of directors who helped with many business, industry and government contracts that contributed to our progress. We thank our stockholders, especially those who have stayed with us over the years, for their loyal support.



/s/ S.R. Ovshinsky                                /s/ Robert C. Stempel
------------------------------------              -----------------------------
S. R. Ovshinsky                                   R. C. Stempel
President and Chief Executive Officer             Chairman


December 1999


--------------------------------------------------------------------------------
Stockholders are encouraged to read the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1999, carefully, including the information contained in the section Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

Directors and Officers

Stanford R. Ovshinsky, President, Chief Executive Officer and Director, ECD; Chief Executive Officer and Director, Ovonic Battery; President, Chief Executive Officer and Director, United Solar Systems Corp.; Member, Board of Managers of GM Ovonic L.L.C.; Co-Chairman of the Board of Directors, Sovlux; Chairman, Ovonyx, Inc.

Robert C. Stempel, Chairman of the Board and Executive Director, ECD; Chairman, Ovonic Battery; Member, Board of Managers of GM Ovonic L.L.C.; former Chairman and Chief Executive Officer, General Motors Corp.

Iris M. Ovshinsky, Ph.D., Vice President and Director, ECD; Director and Secretary, Ovonic Battery

Nancy M. Bacon, Senior Vice President and Director, ECD; Director, United Solar Systems Corp.; Director, Sovlux

Kenneth R. Baker, Director, ECD; President and CEO, Environmental Research Institute of Michigan; former Vice-President, General Motors Corp., and General Manager of GM Distributed Energy Business Unit

Umberto Colombo, Ph.D., Director, ECD; Chairman of the Scientific Councils of the ENI Enrico Mattei Foundation and of the Instituto Per l'Ambiente, Italy; former Chairman of ENEA (Italian National Agency for New Technology, Energy and Environment)

Subhash K. Dhar, Director, ECD; President, Chief Operating Officer and Director, Ovonic Battery

Hellmut Fritzsche, Ph.D., Vice President and Director, ECD; retired Professor of Physics and former Chairman of the Department of Physics, The University of Chicago

Joichi Ito, Director, ECD; Director of Digital Garage KK and Infoseek Japan KK; President of Neoteny and Transoceanic Ventures, Inc., Japan; and board member of PSINet Japan KK

Seymour Liebman, Director, ECD; Director, United Solar Systems Corp.; Executive Vice President and General Counsel, Canon U.S.A., Inc.

Tyler Lowrey, Vice President and Director, ECD; President and Chief Executive Officer, Ovonyx, Inc.; former Vice Chairman and Chief Technology Officer of Micron Technology, Inc., Boise, Idaho

Walter J. McCarthy, Jr., Director, ECD; retired Chairman and Chief Executive Officer of Detroit Edison, Detroit, Michigan

Florence I. Metz, Ph.D., Director, ECD; Director, Ovonic Battery; retired Project Manager for Business and Strategic Planning, Inland Steel, East Chicago, Indiana

Nathan J. Robfogel, Director, ECD; Vice President for University Relations, Rochester Institute of Technology, Rochester, New York; retired Partner, Harter, Secrest & Emery, Rochester, New York

Stanley K. Stynes, Ph.D., Director, ECD; retired Professor and former Dean, College of Engineering, Wayne State University, Detroit, Michigan



Marvin S. Siskind, Vice President and Patent Counsel, ECD

Ghazaleh Koefod, Secretary, ECD

Roger John Lesinski, General Counsel, ECD

Stephen W. Zumsteg, Treasurer, ECD



Outside Legal Counsel                        Auditors
Jenner & Block                               Deloitte & Touche LLP
Chicago, Illinois                            Detroit, Michigan


Outside Patent Counsel                       Transfer Agent
Lawrence G. Norris                           EquiServe as servicing agent for
Palm Desert, California                      State Street Bank & Trust Company
                                             P.O. Box 8200
                                             Boston, Massachusetts 02266-8200
                                             800.257.1770

ECVCM-LS-99